News Release

Mattson Technology Contact William Turner Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 Bill.Turner@mattson.com

MATTSON TECHNOLOGY, INC. REPORTS RECORD REVENUES
FOR SECOND QUARTER 2007

FREMONT, Calif. - July 25, 2007 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the second quarter ended July 1, 2007.

Highlights of this report include:

  Achieved record revenue of $86.5 million
  Increased cash by $6.6 million, while repurchasing $10 million in stock
  Suprema displaced tool of record at a major microprocessor manufacturer and won repeat orders
  Millisecond anneal tool selected by leading global semiconductor manufacturer for sub-45 nm development

Net sales for the current quarter were $86.5 million, up 23.7 percent from $69.9 million for the previous quarter, and up 36.7 percent from $63.3 million in the second quarter of 2006. Net sales for the second quarter of 2007 and 2006 included royalties of $8.6 million and $3.8 million, respectively, related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS"). Net income for the current quarter was $11.5 million, or $0.22 per diluted share, compared with $7.7 million, or $0.14 per share, for the previous quarter, and $5.2 million, or $0.10 per share, for the second quarter of 2006. Net income in the current quarter included a non-recurring tax expense of $3.8 million, or $0.07 per share, which related to a ruling on the applicability of tax law in one of the company's foreign locations.

Gross margin for the current quarter was 48.1 percent, up 3.5 percentage points from 44.6 percent for the previous quarter, and up 6.9 percentage points from 41.2 percent for the second quarter of 2006. Operating expenses for the current quarter were $26.1 million, compared to $25.2 million for the previous quarter and $21.6 million reported for the second quarter of 2006. Operating expenses as a percentage of net sales were 30.2 percent for the current quarter, compared with 36.1 percent for the previous quarter and 34.1 percent in the second quarter of 2006.

Net bookings for the quarter were $71.0 million, down 13.3 percent from $81.9 million for the previous quarter, and down 2.7 percent from $73.0 million for the second quarter of 2006.

Cash, cash equivalents and short-term investments at the end of the second quarter were $153.3 million, up $14.4 million from $138.9 million at the end of 2006. During the current quarter, the company repurchased $10.0 million of shares of common stock under our previously announced share repurchase program.

"We generated record revenue, increased cash and repurchased $10 million in stock in the second quarter," said David L. Dutton, chief executive officer of Mattson Technology. "Our

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Second Quarter 2007 Results

higher value-added products are contributing to increased gross margins and helping us achieve the next level in our growth plan."

"Our products continue to gain traction in the market. In the second quarter, Suprema™ won repeat orders from a major microprocessor manufacturer, displacing the incumbent supplier as a result of its industry-leading throughput and superior defect performance. A leading global semiconductor manufacturer recently selected our new Millios™ flash RTP tool for development of advanced millisecond annealing processes based on the system's capabilities to address critical sub-45 nanometer applications. Mattson is well-positioned with our new products to grow across all segments-foundry, logic and memory-as the industry moves to sub-65 nm geometries," concluded Dutton.

Attached to this news release are preliminary unaudited condensed consolidated income statements and balance sheets.

On Wednesday, July 25, 2007, at 2:30 PM Pacific Time (5:30 PM Eastern Time), Mattson will hold a conference call to review the following topics: second quarter 2007 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

Mattson will also webcast a slide presentation in conjunction with the conference call, which can also be accessed at www.mattson.com under the "Investors" section.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated bookings, revenue, margins, earnings per share, market share, tax rate and fully diluted shares outstanding for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

Second Quarter 2007 Results

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006

Net sales	$ 86,544	$ 63,304	$ 156,485	$ 121,717
Cost of sales *	44,909	37,249	83,622	71,280
Gross margin	41,635	26,055	72,863	50,437
Operating expenses:
Research, development and engineering *	8,893	6,691	18,004	13,298
Selling, general and administrative *	17,090	14,728	33,069	29,824
Amortization of intangibles	128	172	255	344
Total operating expenses	26,111	21,591	51,328	43,466
Income from operations	15,524	4,464	21,535	6,971
Interest and other income (expense), net	2,023	1,282	4,625	2,658
Income before income taxes	17,547	5,746	26,160	9,629
Provision for income taxes	6,000	594	6,962	784
Net income	$ 11,547	$ 5,152	$ 19,198	$ 8,845
Net income per share:
Basic	$ 0.22	$ 0.10	$ 0.37	$ 0.17
Diluted	$ 0.22	$ 0.10	$ 0.36	$ 0.17
Shares used in computing net income per share:
Basic	52,531	52,356	52,546	52,263
Diluted	53,627	53,443	53,573	53,552

_________________________________ * includes the following amounts related to equity awards

Cost of sales	$ 37	$ 16	$ 65	$ 20
Research, development and engineering	125	78	235	115
Selling, general and administrative	831	508	1,672	693
Total	$ 993	$ 602	$ 1,972	$ 828

Second Quarter 2007 Results

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 1,	December 31,
	2007	2006
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 153,279	$ 138,885
Accounts receivable, net	56,581	55,957
Advance billings	6,883	10,463
Inventories	35,821	40,532
Inventories - delivered systems	-	1,879
Prepaid expenses and other assets	19,289	11,109
Total current assets	271,853	258,825
Property and equipment, net	26,747	27,838
Goodwill	17,473	18,497
Intangibles, net	7,336	7,591
Other assets	8,289	4,001
Total assets	$ 331,698	$ 316,752

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 22,645	$ 19,330
Accrued liabilities	33,372	37,635
Deferred revenue	9,286	16,782
Total current liabilities	65,303	73,747
Income taxes payable, noncurrent	13,055	3,675
Other liabilities	1,219	400
Total liabilities	79,577	77,822

Stockholders' equity:
Common stock	53	53
Additional paid-in capital	620,235	616,827
Accumulated other comprehensive income	15,131	13,525
Treasury stock	(12,987)	(2,987)
Accumulated deficit	(370,311)	(388,488)
Total stockholders' equity	252,121	238,930
Total liabilities and stockholders' equity	$ 331,698	$ 316,752

(1) Derived from audited financial statements